Exhibit 10.4

AMBRX BIOPHARMA Inc.

Non-Employee Director Compensation Policy

Adopted and Effective: June 17, 2021

Amended and Restated: August 15, 2022 (the “Effective Date”)

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Ambrx Biopharma Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. This policy is updated and effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, the portion of each annual retainer set forth below attributable to such fiscal quarter will be pro-rated based on days served in such fiscal quarter, with the pro-rated amount paid on the last day of the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:

a. All Eligible Directors: $40,000

b. Chair of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

2. Annual Committee Chair Service Retainer:

a. Chair of the Audit Committee: $15,000

b. Chair of the Compensation Committee: $10,000

c. Chair of the Nominating and Corporate Governance Committee: $8,000

3. Annual Committee Member Service Retainer:

a. Member of the Audit Committee: $7,500

b. Member of the Compensation Committee: $5,000

c. Member of the Nominating and Corporate Governance Committee: $4,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s shareholders. All share options granted under this policy will be nonstatutory share options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying ordinary shares of the Company (the “Ordinary Shares”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, Disability or Cause (as each such term is defined in the Plan), the post-termination exercise period will be three months from the date of termination).

1. Initial Grant: In connection with each Eligible Director’s initial election or appointment to the Board, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a share option to purchase 210,000 Ordinary Shares (the “Initial Grant”). The shares subject to each Initial Grant will vest in 36 successive equal monthly installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each annual shareholder meeting of the Company held after the Effective Date (each, an “Annual Meeting”), and if by June 1 of a given year no Annual Meeting has been scheduled for such year, then on June 1 of such calendar year, beginning calendar year 2023 (either such date, the “Annual Grant Date”), each Eligible Director who continues to serve as a non-employee member of the Board as of the Annual Grant Date will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a share option to purchase 105,000 Ordinary Shares (the “Annual Grant”). Provided, however, that for calendar year 2022, the Annual Grant Date of the Annual Grant shall be July 8, 2022. If an Eligible Director is elected or appointed for the first time to be an Eligible Director following the Annual Grant Date for a particular year but before the Annual Grant Date for the next year, then the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a prorated Annual Grant on the date of the Eligible Director’s election or appointment (the “Prorated Annual Grant”) that will be subject to the number of Ordinary Shares equal to 105,000 multiplied by a fraction (the numerator of which is equal to (i) 12 minus (ii) the number of completed months since the most recent Annual Grant Date as of the Eligible Director’s date of election or appointment, and the denominator of which is 12) with the resulting number of shares rounded down to the nearest whole share. The shares subject to the Annual Grant or Prorated Annual Grant will vest on the earlier of (i) the one-year anniversary of the date of grant, and (ii) the day immediately prior to the next Annual Grant Date, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date; and provided that the shares subject to the Annual Grant or Prorated Annual Grant will vest in full upon a Change in Control (as defined in the Plan).

Non-Employee Director Compensation Limit

Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.